Exhibit 99.1

Marine Petroleum Trust

News Release

MARINE PETROLEUM TRUST

ANNOUNCES FOURTH QUARTER CASH DISTRIBUTION

DALLAS, Texas, November 17, 2014 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.291959 per unit, payable on December 26, 2014, to unitholders of record on November 28, 2014. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

This distribution of $0.291959 per unit is lower than the $0.367233 per unit distributed last quarter. As compared to the previous quarter, the prices of both natural gas and oil have decreased. The volume of oil produced and included in the current distribution decreased from the previous quarter while the natural gas produced and included in the current distribution increased from the previous quarter. This distribution is lower than the $0.378486 per unit distributed in the comparable quarter in 2013. As compared to the comparable quarter in 2013, the volumes of both oil and natural gas produced and included in the current distribution have decreased and the prices of both oil and natural gas have increased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

A copy of Marine’s 2014 tax information will be posted on Marine’s website by March 1, 2015.

*    *    *

Contact:	Ron E. Hooper
SVP, Royalty Trust Services
Southwest Bank, Trustee
Toll Free – 1.855.588-7839